              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                                     FIRM

The Board of Trustees
Oppenheimer Emerging Technologies Fund:

We consent to the use in this Registration Statement of Oppenheimer Emerging
Technologies Fund, of our report dated December 16, 2004, included in the
Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

                              KPMG LLP

Denver, Colorado
February 23, 2005